As filed with the Securities and Exchange Commission on January 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HECLA MINING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1400	77-0664171
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(208) 769-4100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David C. Sienko, Esq.

General Counsel

Hecla Mining Company

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815

(208) 769-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

J. Craig Walker, Esq.

K&L Gates LLP

70 West Madison Street, Suite 3100

Chicago, Illinois 60602

(312) 372-1121

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock (par value $0.25)	1,764,086	$2.84	$5,010,004.24(1)	$583

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), based upon the average of the high and low prices of the registrant’s common stock reported on the New York Stock Exchange on January 14, 2015.

PROSPECTUS

Hecla Mining Company

Common Stock

($0.25 Par Value)

We have prepared this prospectus to register for resale 1,764,086 shares of common stock of Hecla Mining Company, par value $0.25 (“Common Stock”), that we agreed to contribute to the Hecla Mining Company Retirement Plan Trust and the Lucky Friday Pension Plan Trust (the “selling shareholders”) in private placements pursuant to Contribution Agreements entered into on January 14, 2015 between us and each of the selling shareholders. This prospectus will be used by the selling shareholders to resell the shares from time to time. The shares will be held by U.S. Bank National Association, the trustee of each of the selling shareholders. We will not receive any of the proceeds from the sale of the shares.

The Common Stock is listed on the New York Stock Exchange under the symbol “HL.” On January 14, 2015, the last reported sale price per share of the Common Stock, as quoted on the New York Stock Exchange, was $2.84.

Investing in the shares involves risks. See “Risk Factors,” beginning on page 4, for a discussion of certain factors that you should consider before deciding to purchase the shares.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

The date of this prospectus is January 14, 2015.

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Documents Incorporated by Reference

We file annual, quarterly and current reports and other information with the SEC. In this document, we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings after the date of this prospectus, until the date that the offering of the shares by means of this prospectus is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 19, 2014, including information specifically incorporated by reference into the Form 10-K from our definitive Proxy Statement for our 2014 Annual Meeting of Stockholders;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014; and

•	our Current Reports on Form 8-K and Form 8-K/A filed on July 25, 2013, January 6, 2014, January 10, 2014, February 18, 2014 (Item 1.01 only), February 25, 2014 (Items 5.02 and 8.01 only), May 5, 2014 (Item 8.01 only), May 23, 2014, July 31, 2014 (Item 8.01 only), August 22, 2014 (Item 5.03 only), November 5, 2014 (Item 8.01 only), December 12, 2014 (Item 5.03 only) and January 14, 2015.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus from the SEC through the SEC’s website or at the SEC’s address listed under the heading “Where You Can Find Additional Information.” We will provide, upon request, to each holder to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference into this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815, 1-208-769-4100. The information contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus. You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with any additional or different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover of this prospectus or as of the respective dates of such document incorporated by reference.

Forward-Looking Statements

Certain statements contained in this prospectus (including information incorporated by reference) are “forward-looking statements” and are intended to be covered by the safe harbor provided for under Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include our current expectations and projections about future production, results, performance, prospects and opportunities, including reserves, resources and other mineralization. We have tried to identify these forward-looking statements by using words such as “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “could,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual production, results, performance, prospects or opportunities, including reserves, resources and other mineralization, to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to, those set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other SEC reports and in this document, including the following:

•	a substantial or extended decline in metals prices would have a material adverse effect on us;

•	an extended decline in metals prices, an increase in operating or capital costs, mine accidents or closures, increasing environmental obligations, or our inability to convert exploration potential to reserves may cause us to record write-downs, which could negatively impact our results of operations;

•	regulatory investigations could adversely affect metals prices;

•	we have had losses that could reoccur in the future;

•	commodity risk management activities could expose us to losses;

•	environmental litigation and other claims may materially impact our cash resources and our access to additional financing;

•	our profitability could be affected by the prices of other commodities and services;

•	our accounting and other estimates may be imprecise;

•	our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income;

•	global financial events may have an impact on our business and financial condition in ways that we currently cannot predict;

•	returns for investments in pension plans and pension plan funding requirements are uncertain;

•	mining accidents or other adverse events at an operation could decrease our anticipated production;

•	previous accidents and other events at our Lucky Friday mine could have additional adverse consequences to us;

•	our operations may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance;

•	our development of new ore bodies and other capital costs may be higher and provide less return than we estimated;

•	our ore reserve estimates may be imprecise;

•	efforts to expand the finite lives of our mines may not be successful or could result in significant demands on our liquidity, which could hinder our growth and decrease the value of our stock;

•	our joint development and operating arrangements may not be successful;

•	our ability to market our metals production may be affected by disruptions or closures of custom smelters and/or refining facilities;

•	we face inherent risks in acquisitions of other mining companies or properties that may adversely impact our growth strategy;

•	our business depends on finding skilled miners and maintaining good relations with our employees;

•	competition from other mining companies may harm our business;

•	we may be subject to a number of unanticipated risks related to inadequate infrastructure;

•	our foreign activities are subject to additional inherent risks;

•	we are currently involved in ongoing legal disputes that may materially adversely affect us;

•	we are required to obtain governmental and lessor approvals and permits in order to conduct mining operations;

•	we face substantial governmental regulation and environmental risk;

•	our environmental obligations may exceed the provisions we have made;

•	shipment of our products is subject to regulatory and related risks;

•	the titles to some of our properties may be defective or challenged;

•	our series B preferred stock has a liquidation preference of $50 per share or $7.9 million;

•	we may not be able to pay common or preferred stock dividends in the future;

•	the provisions in our certificate of incorporation, our by-laws and Delaware law could delay or deter tender offers or takeover attempts;

•	if we cannot meet the New York Stock Exchange (the “NYSE”) continued listing requirements, the NYSE may delist our common stock;

•	we may be unable to generate sufficient cash to service all of our indebtedness and meet our other ongoing liquidity needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful;

•	the terms of our debt impose restrictions on our operations;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly; and

•	the acquisition of Aurizon Mines Ltd. (“Aurizon”) has increased our exposure to gold price volatility and currency fluctuations.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Projections and other forward-looking statements included in this prospectus have been prepared based on assumptions, which we believe to be reasonable, but not in accordance with United States generally accepted accounting principles (“GAAP”) or any guidelines of the SEC. Actual results may vary, perhaps materially. You are strongly cautioned not to place undue reliance on such projections and other forward-looking statements. All subsequent written and oral forward-looking statements attributable to Hecla Mining Company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed above. For further discussion of these and other factors that could impact our future results, performance or transactions, please carefully read “Risk Factors.”

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SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company and this offering and before making any investment decision, you should read this entire prospectus, including “Risk Factors” and the financial information and the notes thereto included and incorporated by reference herein. In this prospectus, “we,” “us,” “our,” “Hecla” or the “Company” refers to Hecla Mining Company and its subsidiaries, except as otherwise indicated.

Our Company

We are one of the oldest publicly-traded precious metals mining companies operating in the United States and, we believe, the largest primary silver producer, as well as one of the largest zinc and lead producers, in the United States. We discover, acquire, develop, produce and market silver, gold, lead and zinc. In doing so, we strive to manage our business activities in a safe, environmentally responsible and cost-effective manner. We and our subsidiaries have provided precious and base metals to the U.S. economy and worldwide since 1891 from northern Idaho’s Silver Valley. We currently have operating mines in Alaska, Quebec and Idaho, exploration and pre-development properties in four world-class silver mining districts in North America, a corporate office in northern Idaho, a secondary corporate office in Vancouver, British Columbia, and a technical office in Val d’Or, Quebec. We are organized and managed in three segments that encompass our current operating units: the Greens Creek, Casa Berardi and Lucky Friday units.

At present, our principal assets consist of the following mines and projects:

•	the Greens Creek unit, an underground mine producing silver, gold, lead and zinc, and nearby exploration;

•	the Casa Berardi unit, an underground mine producing gold, and nearby exploration;

•	the Lucky Friday unit, an underground mine producing silver, lead and zinc, and nearby exploration;

•	San Sebastian, a project located near Durango, Mexico;

•	San Juan Silver, a project located near Creede, Colorado;

•	Silver Valley, a project located in Idaho’s Silver Valley; and

•	Heva and Hosco, gold development projects located in the Abitibi region of north-western Quebec.

Mines and Projects

Hecla Mining Company Information

Our principal executive offices are located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408 and our telephone number is (208) 769-4100. Our website is www.hecla-mining.com. The information contained on our website is not part of this prospectus and is not incorporated into this prospectus by reference.

The Shares

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the shares, see “Description of Capital Stock.”

Issuer	Hecla Mining Company

Securities Offered	1,764,086 shares of Common Stock of Hecla Mining Company, par value $0.25.

National Securities Exchange	All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HL.”

Use of Proceeds	We will not receive any cash proceeds from the sale by the selling shareholders of the shares.

Registration Rights	We have filed a shelf registration statement, of which this prospectus is a part, under the Securities Act, relating to the resale of the shares. We will use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of the date when all securities covered by the shelf registration statement have been sold and the fifth anniversary of the Contribution Agreements.

Selling Shareholders	The shares are being sold by (i) the Hecla Mining Company Retirement Plan Trust, which is the funding vehicle for the Hecla Mining Company Retirement Plan, a tax-qualified employee benefit pension plan sponsored by the Company, and (ii) Hecla Lucky Friday Pension Plan Trust, which is the funding vehicle for the Lucky Friday Pension Plan, a tax-qualified employee benefit pension plan sponsored by Hecla Limited, a Delaware corporation and wholly owned subsidiary of the Company.

Risk Factors	Investing in the shares involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors,” as well as other information included or incorporated by reference in this prospectus, prior to making an investment in the shares. See “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in the shares is subject to a number of risks. You should carefully consider the risk factors listed below and all of the other information included or incorporated by reference in this prospectus in evaluating an investment in the shares. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. You should also read the risk factors and other cautionary statements, including those described under the heading “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated by reference in this prospectus.

Financial Risks

A substantial or extended decline in metals prices would have a material adverse effect on us.

Our revenue is derived from the sale of concentrates and doré containing silver, gold, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Silver, gold, lead and zinc prices fluctuate widely and are affected by numerous factors, including:

•	speculative activities;

•	relative exchange rates of the U.S. dollar;

•	global and regional demand and production;

•	political instability;

•	inflation, recession or increased or reduced economic activity; and

•	other political, regulatory and economic conditions.

These factors are largely beyond our control and are difficult to predict. If the market prices for these metals fall below our production or development costs for a sustained period of time, we will experience losses and may have to discontinue exploration, development or operations, or incur asset write-downs at one or more of our properties.

The following table sets forth the average daily closing prices of the following metals for the years ended December 31, 2010 through 2014.

	2014	2013	2012	2011	2010
Silver (1) (per oz.)	$19.08	$23.83	$31.15	$35.11	$20.16
Gold (2) (per oz.)	$1,266.00	$1,411.00	$1,669.00	$1,569.00	$1,224.66
Lead (3) (per lb.)	$0.95	$0.97	$0.94	$1.09	$0.97
Zinc (4) (per lb.)	$0.98	$0.87	$0.88	$1.00	$0.98

(1)	London Fix
(2)	London Final
(3)	London Metals Exchange — Cash
(4)	London Metals Exchange — Special High Grade — Cash

On January 12, 2015, the closing prices for silver, gold, lead and zinc were $16.52 per ounce, $1,226.50 per ounce, $0.83 per pound and $0.97 per pound, respectively.

The acquisition of Aurizon increased our exposure to gold price volatility.

The financial results of our Casa Berardi unit, obtained through the acquisition of Aurizon, are highly sensitive to changes in the price of gold, and the acquisition of Aurizon increased the sensitivity of our results to such changes. Gold prices fluctuate and are affected by numerous factors, including expectations with respect to the rate of inflation, exchange rates, interest rates, global and regional political and economic crises and governmental policies with respect to gold holdings by central banks. The demand for and supply of gold affects gold prices but not necessarily in the same manner as demand and supply affect the prices of other commodities. The supply of gold consists of a combination of mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. The demand for gold consists primarily of jewelry and investment demand. We do not use forward sale contracts, or other derivative products, to protect the price level of future gold sales at the Casa Berardi unit, thereby exposing those sales to commodity price risk.

An extended decline in metals prices, an increase in operating or capital costs, mine accidents or closures, increasing environmental obligations, or our inability to convert exploration potential to reserves may cause us to record write-downs, which could negatively impact our results of operations.

When events or changes in circumstances indicate that the carrying value of our long-lived assets may not be recoverable, we review the recoverability of the carrying value by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment must be recognized when the carrying value of the asset exceeds these cash flows, and recognizing impairment write-downs could negatively impact our results of operations. Metal price estimates are a key component used in the analysis of the carrying values of our assets, as the evaluation approach involves comparing carrying values to the average estimated undiscounted cash flows resulting from operating plans using various metals price scenarios. Our estimates of undiscounted cash flows for our long-lived assets also include an estimate of the market value of the exploration potential beyond the current operating plans. Because the average estimated undiscounted cash flows exceeded the carrying values of our long-lived assets, we did not record impairments as of September 30, 2014. However, if the prices of silver, gold, zinc and lead decline for an extended period of time, if we fail to control production costs, if regulatory issues increase costs or decrease production, or if we do not realize the mineable ore reserves or exploration potential at our mining properties, we may be required to evaluate the carrying values of our long-lived assets and recognize asset write-downs in the future. In addition, the perceived market value of the exploration potential of our properties is dependent upon prevailing metals prices as well as our ability to discover economic ore. A decline in metals prices for an extended period of time or our inability to convert exploration potential to reserves could significantly reduce our estimations of the value of the exploration potential at our properties and result in asset write-downs.

Regulatory investigations could adversely affect metal prices.

According to recent news reports, the U.S. Commodity Futures Trading Commission is examining the setting of gold and silver prices in London. If that examination leads to a formal investigation, or if other regulatory action is taken with respect to the setting of gold and silver prices, it could have an adverse effect on those prices or the volatility of such prices and the market for precious metals.

We have had losses that could reoccur in the future.

We reported a net loss for the year ended December 31, 2013 and the nine months ended September 30, 2013 of $25.1 million and $22.2 million, respectively. However, we reported net income for the nine months ended September 30, 2014 of $0.9 million and for each of the years ended December 31, 2012, 2011, 2010 and 2009 of $15.0 million, $151.2 million, $49.0 million and $67.8 million, respectively. A comparison of operating results over the three years ended December 31, 2013 can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in our most recent Annual Report on Form 10-K, and a comparison of the operating results for the nine month periods ended September 30, 2014 and 2013 can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Many of the factors affecting our operating results are beyond our control, including, but not limited to, the volatility of metals prices; smelter terms; rock and soil conditions; seismic events; availability of hydroelectric power; diesel fuel prices; interest rates; foreign exchange rates; global or regional political or economic policies; inflation; availability and cost of labor; economic developments and crises; governmental regulations; continuity of orebodies; ore grades; recoveries; and price speculation by certain investors, purchases and sales by central banks and other holders and producers of gold and silver in response to these factors. We cannot foresee whether our operations will continue to generate sufficient revenue in order for us to generate net cash from operating activities. There can be no assurance that we will not experience net losses in the future.

Commodity risk management activities could expose us to losses.

We periodically enter into risk management activities, such as financially-settled forward sales contracts and commodity put and call option contracts, to manage the prices received on the metals we produce. Such activities are utilized to attempt to insulate our operating results from changes in prices for those metals. However, such activities may prevent us from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract. In addition, we may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

We utilize financially settled forward contract programs to manage the exposure to changes in silver, gold, lead and zinc prices contained in our concentrate shipments between the time of sale and final settlement, and to manage the exposure to changes in the prices of lead and zinc contained in our forecasted future concentrate shipments. See Note 10 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 11 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for more information on these base metals forward contract programs.

Our profitability could be affected by the prices of other commodities and services.

Our business activities are highly dependent on the costs of commodities and services such as fuel, steel, cement and electricity. The recent prices for such commodities have been volatile and may increase our costs of production and development. A material increase in costs at any of our operating properties could have a significant effect on our profitability. For additional discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Our accounting and other estimates may be imprecise.

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts and related disclosure of assets, liabilities, revenue and expenses at the date of the consolidated financial statements and reporting periods. The more significant areas requiring the use of management assumptions and estimates relate to:

•	mineral reserves, mineralized material, and other resources that are the basis for future income and cash flow estimates and units-of-production depreciation, depletion and amortization calculations;

•	future metals prices;

•	environmental, reclamation and closure obligations;

•	asset impairments;

•	valuation of business combinations;

•	reserves for contingencies and litigation; and

•	deferred tax asset valuation allowance.

Actual results may differ materially from these estimates using different assumptions or conditions. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, Note 1 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and the following risk factors set forth below: “Our development of new orebodies and other capital costs may be higher and provide less return than we estimated,” “Our ore reserve estimates may be imprecise,” “Our environmental obligations may exceed the provisions we have made,” and “We are currently involved in ongoing legal disputes that may materially adversely affect us.”

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets reducing the value of such assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted income from operations and the application of existing tax laws in each jurisdiction. Metal price and production estimates are key components used in the determination of our ability to realize the expected future benefit of our deferred tax assets. To the extent that future taxable income differs significantly from estimates as a result of a decline in metals prices or other factors, our ability to realize the deferred tax assets could be impacted. Additionally, significant future issuances of common stock or common stock equivalents, or changes in the direct or indirect ownership of our common stock or common stock equivalents could limit our ability to utilize our net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code. Future changes in tax law or changes in ownership structure could limit our ability to utilize our recorded tax assets. We currently have no deferred tax valuation allowances, with the exception of certain amounts related to foreign net operating loss carryforwards, and our current and non-current deferred tax asset balances as of September 30, 2014 were $20.4 million and $93.2 million, respectively. See Note 5 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 3 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for further discussion of our deferred tax assets.

Global financial events may have an impact on our business and financial condition in ways that we currently cannot predict.

The 2008 credit crisis and related turmoil in the global financial system and ensuing recession had an impact on our business and financial position, and similar events in the future could also impact us. The continuation or re-emergence of the financial crisis or recession may limit our ability to raise capital through credit and equity markets. The prices of the metals that we produce are affected by a number of factors, and it is unknown how these factors may be impacted by a global financial event.

Returns for investments in pension plans and pension plan funding requirements are uncertain.

We maintain defined benefit pension plans for U.S. employees, which provide for specified payments after retirement for most U.S. employees. Canadian employees participate in Canada’s public retirement system, and are not eligible to participate in the defined benefit pension plans that we maintain for U.S. employees. The ability of the pension plans maintained for U.S. employees to provide the specified benefits depends on our funding of the plans and returns on investments made by the plans. Returns, if any, on investments are subject to fluctuations based on investment choices and market conditions. A sustained period of low returns or losses on investments could require us to fund the pension plans to a greater extent than anticipated. See Note 8 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 7 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for more information on our pension plans.

Risks Relating to Our Debt

Our level of debt could impair our financial health and prevent us from fulfilling our obligations under our current debt obligations.

As of September 30, 2014, we had total indebtedness of approximately $517.5 million. Our level of debt and our debt service obligations could:

•	make it more difficult for us to satisfy our current debt obligations;

•	reduce the amount of funds available to finance our operations, capital expenditures and other activities;

•	increase our vulnerability to economic downturns and industry conditions;

•	limit our flexibility in responding to changing business and economic conditions, including increased competition and demand for new products and services;

•	place us at a disadvantage when compared to our competitors that have lower leverage;

•	increase our cost of borrowing; and

•	limit our ability to borrow additional funds.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing our outstanding debt securities contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. We have $100 million in available capacity to be drawn from our revolving credit facility.

If new debt is added to our and our subsidiaries’ existing debt levels, the risks associated with such debt that we currently face would increase.

We may be unable to generate sufficient cash to service all of our indebtedness and meet our other ongoing liquidity needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful.

Our ability to make scheduled payments or to refinance our debt obligations and to fund our planned capital expenditures and other ongoing liquidity needs depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that borrowings will be available to us to pay the principal, premium, if any, and interest on our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may be unable to refinance any of our debt on commercially reasonable terms or at all.

In addition, we conduct substantially all of our operations through our subsidiaries, certain of which will not be guarantors of our indebtedness. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of our indebtedness, our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the credit agreement governing our revolving credit facility and the indenture governing our outstanding debt securities will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing our outstanding debt securities may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The terms of our debt impose restrictions on our operations.

The indenture governing our outstanding debt securities includes a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants will, among other things:

•	make it more difficult for us to satisfy our obligations with respect to our outstanding debt securities and our other debt;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or require us to make divestitures;

•	require a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for and reacting to changes in the industry in which we compete;

•	place us at a disadvantage compared to other, less leveraged competitors; and

•	increase our cost of borrowing additional funds.

In addition, our revolving credit facility will require us to comply with various covenants. A breach of any of these covenants could result in an event of default under the agreement governing our revolving credit facility that, if not cured or waived, could give the holders of the defaulted debt the right to terminate commitments to lend and cause all amounts outstanding with respect to the debt to be due and payable immediately. Acceleration of any of our debt could result in cross-defaults under our other debt instruments, including the indenture governing our outstanding debt securities. Our assets and cash flow may be insufficient to repay borrowings fully under all of our outstanding debt instruments if any of our debt instruments are accelerated upon an event of default, which could force us into bankruptcy or liquidation. In such an event, we may be unable to repay our debt obligations. In addition, in some instances, this would create an event of default under the indenture governing our outstanding debt securities.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Borrowings under our credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $1.5 million change in annual cash interest expense on our credit facility.

Operation, Development, Exploration and Acquisition Risks

Mining accidents or other adverse events at an operation could decrease our anticipated production.

Production may be reduced below our historical or estimated levels as a result of mining accidents; unfavorable ground conditions; work stoppages or slow-downs; lower than expected ore grades; unexpected regulatory actions; if the metallurgical characteristics of ore are less economic than anticipated; or because our equipment or facilities fail to operate properly or as expected. For example, in the second quarter of 2010, mining activities at the Lucky Friday mine stopped for approximately two weeks due to some deterioration of shaft infrastructure at the #2 Shaft, which is the mine’s secondary escape way. Upon completion of repairs to the #2 Shaft, the mine returned to normal production. In April 2011, a fatal accident occurred at the Lucky Friday mine resulting in a cessation of operations at the mine for approximately ten days. In November 2011, an accident occurred as part of the construction of the #4 Shaft at the Lucky Friday mine, resulting in the fatality of one contractor employee. In an unrelated incident, in December

2011, a rock burst occurred in a primary access way at the Lucky Friday mine and injured seven employees. Each of these events temporarily suspended operations at the Lucky Friday mine and adversely impacted production. Other closures or impacts on operations or production may occur at any of our mines at any time, whether related to accidents, changes in conditions, changes to regulatory policy, or as precautionary measures.

At the end of 2011, the U.S. Mine Health and Safety Administration (“MSHA”) began a special impact inspection at the Lucky Friday mine which resulted in an order closing down the Silver Shaft, the primary access way from surface at the Lucky Friday mine, until we removed built-up cementitious material from the Silver Shaft. This occurred despite the fact that the Silver Shaft was not involved in any of the accidents at the mine in 2011. Underground access was limited as the work was performed, and production at the Lucky Friday was suspended until early 2013 as a result. We resumed limited production at the Lucky Friday mine in the first quarter of 2013 after completing work on the Silver Shaft and a bypass of the area impacted by the December 2011 rock burst, and returned to historical full production levels in the third quarter of 2013.

On March 25, 2013, prior to Hecla’s ownership, an accident at Aurizon’s Casa Berardi mine resulted in a fatality, and operations there were halted temporarily. While operations resumed the following day, any similar incidents in the future could also result in suspensions of operations and other consequences.

Accidents and other events at our Lucky Friday mine could have additional adverse consequences to us.

Hecla Limited may face additional enforcement actions, as well as additional orders from MSHA, as a result of MSHA’s inspections and investigations of events at our Lucky Friday mine, including the April 2011 fatal ground fall accident, the rock burst incident in December 2011, and the order closing the Silver Shaft for the removal of built-up cementitious material. Hecla Limited could also face additional penalties (including monetary penalties) from MSHA or other governmental agencies relating to these incidents and any other orders or citations received by Hecla Limited.

It is possible that Hecla Limited could face litigation relating to the 2011 incidents at the Lucky Friday mine in addition to the various lawsuits currently pending against us. We may not resolve the existing or any new claims favorably, and each one of the foregoing possibilities could have a material adverse impact on our cash flows, results of operations or financial condition. See Note 7 of Notes to Condensed Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 4 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Our operations may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance.

Our business is capital intensive, requiring ongoing capital investment for the replacement, modernization or expansion of equipment and facilities. Our mining and milling operations are subject to risks of process upsets and equipment malfunctions. Equipment and supplies may from time to time be unavailable on a timely basis. Our business is subject to a number of other risks and hazards including:

•	environmental hazards;

•	unusual or unexpected geologic formations;

•	rock bursts and ground falls;

•	seismic activity;

•	underground fires or floods;

•	unanticipated hydrologic conditions, including flooding and periodic interruptions due to inclement or hazardous weather conditions;

•	political and country risks;

•	civil unrest or terrorism;

•	industrial accidents;

•	labor disputes or strikes; and

•	our operating mines have tailing ponds which could fail or leak as a result of seismic activity, unusual weather or for other reasons.

Such risks could result in:

•	personal injury or fatalities;

•	damage to or destruction of mineral properties or producing facilities;

•	environmental damage and financial penalties;

•	delays in exploration, development or mining;

•	monetary losses;

•	legal liability; and

•	temporary or permanent closure of facilities.

We maintain insurance to protect against losses that may result from some of these risks, such as property loss and business interruption, in amounts we believe to be reasonably consistent with our historical experience, industry practice and circumstances surrounding each identified risk. Such insurance, however, contains exclusions and limitations on coverage, particularly with respect to environmental liability and political risk. We have received some payment for business interruption insurance claims related to the temporary suspension of operations at the Lucky Friday mine and continue to seek further reimbursement (see risk factor above titled “Mining accidents or other adverse events at an operation could decrease our anticipated production”). There can be no assurance that claims would be paid under such insurance policies in connection with a particular event. Insurance specific to environmental risks is generally either unavailable or, we believe, too expensive for us, and we therefore do not maintain environmental insurance. Occurrence of events for which we are not insured may have an adverse effect on our business.

Our development of new orebodies and other capital costs may be higher and provide less return than we estimated.

Capitalized development projects may cost more and provide less return than we estimate. If we are unable to realize a return on these investments, we may incur a related asset write-down that could adversely affect our financial results or condition.

Our ability to sustain or increase our current level of metals production partly depends on our ability to develop new orebodies and/or expand existing mining operations. Before we can begin a development project, we must first determine whether it is economically feasible to do so. This determination is based on estimates of several factors, including:

•	ore reserves;

•	expected recovery rates of metal from the ore;

•	future metals prices;

•	facility and equipment costs;

•	availability of adequate staffing;

•	availability of affordable sources of power and adequacy of water supply;

•	exploration and drilling success;

•	capital and operating costs of a development project;

•	environmental considerations and permitting;

•	adequate access to the site, including competing land uses (such as agriculture);

•	applicable tax rates;

•	foreign currency fluctuation and inflation rates; and

•	availability of financing.

These estimates are based on geological and other interpretive data, which may be imprecise. As a result, actual operating and capital costs and returns from a development project may differ substantially from our estimates, and, as such, it may not be economically feasible to continue with a development project.

Our ore reserve estimates may be imprecise.

Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. You are strongly cautioned not to place undue reliance on estimates of reserves (or mineralized material or other resource estimates). Reserves are estimates made by our professional technical personnel, and no assurance can be given that the estimated amount of metal or the indicated level of recovery of these metals will be realized. Reserve estimation is an interpretive process based upon available data and various assumptions. Our reserve estimates may change based on actual production experience. Further, reserves are valued based on estimates of costs and metals prices, which may not be consistent among our properties. The economic value of ore reserves may be adversely affected by:

•	declines in the market price of the various metals we mine;

•	increased production or capital costs;

•	reduction in the grade or tonnage of the deposit;

•	increase in the dilution of the ore;

•	reduced metal recovery; and

•	changes in regulatory requirements.

Short-term operating factors relating to our ore reserves, such as the need to sequentially develop orebodies and the processing of new or different ore grades, may adversely affect our cash flow. If the prices of metals that we produce decline substantially below the levels used to calculate reserves for an extended period, we could experience:

•	delays in new project development;

•	net losses;

•	reduced cash flow;

•	reductions in reserves;

•	write-downs of asset values; and

•	mine closure.

Efforts to expand the finite lives of our mines may not be successful or could result in significant demands on our liquidity, which could hinder our growth and decrease the value of our stock.

One of the risks we face is that mines are depleting assets. Thus, we must continually replace depleted ore reserves by locating and developing additional ore. Our ability to expand or replace ore reserves primarily depends on the success of our exploration programs. Mineral exploration, particularly for silver and gold, is highly speculative and expensive. It involves many risks and is often non-productive. Even if we believe we have found a valuable mineral deposit, it may be several years before production from that deposit is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political or other reasons. As a result of high costs and other uncertainties, we may not be able to expand or replace our existing ore reserves as they are depleted, which would adversely affect our business and financial position in the future.

The #4 Shaft project, an internal shaft at the Lucky Friday mine, is expected, upon its completion, to provide deeper access in order to increase the mine’s production and operational life. We commenced engineering and construction activities on #4 Shaft in late 2008, and our Board of Directors gave its final approval of the project in August 2011. The #4 Shaft project, as currently designed, is expected to involve development down to the 8800 foot level and capital expenditures of approximately $215 million, which includes approximately $157 million that has been spent on the project as of September 30, 2014. We believe that our current capital resources will allow us to complete the project by its estimated completion target of 2016. However, there are a number of factors that could affect completion of the project as currently designed, including: (i) a significant decline in metals prices, (ii) a reduction in available cash or credit, whether arising from decreased cash flow or other uses of available cash, (iii) increased regulatory burdens, or (iv) a significant increase in operating or capital costs. One or more of these factors could potentially require us to suspend the project, defer some of the planned development, or access additional capital through debt financing, the sale of securities, or other external sources. This additional financing could be costly or unavailable.

Our joint development and operating arrangements may not be successful.

We have in the past entered into, and may in the future enter into, joint venture arrangements in order to share the risks and costs of developing and operating properties. In a typical joint venture arrangement, the partners own proportionate shares of the assets, are entitled to indemnification from each other and are only responsible for any future liabilities in proportion to their interest in the joint venture. If a party fails to perform its obligations under a joint venture agreement, we could incur liabilities and losses in excess of our pro-rata share of the joint venture. We make investments in exploration and development projects that may have to be written off in the event we do not proceed to a commercially viable mining operation. See Note 16 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K.

Our ability to market our metals production may be affected by disruptions or closures of custom smelters and/or refining facilities.

We sell substantially all of our metallic concentrates to custom smelters. Our doré bars are sent to refiners for further processing before being sold to metal traders. If we are unable to sell concentrates to our contracted smelters, our operations could be adversely affected. See Note 11 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K for more information on the distribution of our sales and our significant customers.

We face inherent risks in acquisitions of other mining companies or properties that may adversely impact our growth strategy.

We are actively seeking to expand our mineral reserves by acquiring other mining companies or properties. For example, on June 1, 2013, we acquired all of the outstanding common stock of Aurizon Mines, Ltd., giving us 100% ownership of the Casa Berardi mine and other mineral interests. Although we are pursuing opportunities that we feel are in the best interest of our stockholders, these pursuits are costly and often unproductive. Inherent risks in acquisitions we may undertake in the future could adversely affect our current business and financial condition and our growth.

There is a limited supply of desirable mineral properties available in the United States and foreign countries where we would consider conducting exploration and/or production activities, and any acquisition we may undertake is subject to inherent risks. In addition to the risk associated with limited mine lives, we may not realize the value of the companies or properties that are acquired due to a possible decline in metals prices, failure to obtain permits, labor problems, changes in regulatory environment, failure to achieve anticipated synergies, an inability to obtain financing, and other factors previously described. Acquisitions of other mining companies or properties may also expose us to new geographic, political, operating, and geological risks. In addition, we face strong competition for companies and properties from other mining companies, some of which have greater financial resources than we do, and we may be unable to acquire attractive companies and mining properties on terms that we consider acceptable.

Our business depends on finding skilled miners and maintaining good relations with our employees.

We are dependent upon the ability and experience of our executive officers, managers, employees and other personnel, and there can be no assurance that we will be able to retain such employees. We compete with other companies both in and outside the mining industry in recruiting and retaining qualified employees knowledgeable about the mining business. From time to time, we have encountered, and may in the future encounter, difficulty recruiting skilled mining personnel at acceptable wage and benefit levels in a competitive labor market, and may be required to utilize contractors, which can be more costly. Temporary or extended lay-offs due to mine closures may exacerbate such issues and result in vacancies or the need to hire less skilled or efficient employees. The loss of these persons or our inability to attract and retain additional highly skilled employees could have an adverse effect on our business and future operations. The Lucky Friday mine is our only operation subject to a collective bargaining agreement, which expires on April 30, 2016.

In March 2012, Hecla Limited received notice of a complaint filed against it by the United Steel Workers, Local 5114, with the U.S. Mine Safety Health Review Commission for compensation for bargaining unit workers at the Lucky Friday mine who were idled as a result of the temporary suspension of production at the mine (see the Other Contingencies section of Note 7 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 4 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for more information).

Competition from other mining companies may harm our business.

We compete with other mining companies to attract and retain key executives, skilled labor, other employees and contractors. We compete with other mining companies for the services of skilled personnel and contractors and their specialized equipment, components and supplies, such as drill rigs, necessary for exploration and development. We also compete with other mining companies for rights to mine properties. We may be unable to continue to obtain the services of skilled personnel and contractors or specialized equipment or supplies, or to acquire additional rights to mine properties.

We may be subject to a number of unanticipated risks related to inadequate infrastructure.

Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, other interference in the maintenance or provision of such infrastructure, or government intervention, could adversely affect our mining operations.

Our foreign activities are subject to additional inherent risks.

On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., giving us 100% ownership of the producing Casa Berardi mine, along with interests in various other properties, in Quebec, Canada. See Note 16 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K for more information. In addition, we currently conduct exploration and pre-development projects in Mexico and continue to own assets, including real estate and mineral interests there. We anticipate that we will continue to conduct operations in Canada, Mexico, and possibly other international locations in the future. Because we conduct operations internationally, we are subject to political and economic risks such as:

•	the effects of local political, labor and economic developments and unrest;

•	significant or abrupt changes in the applicable regulatory or legal climate;

•	exchange controls and export restrictions;

•	expropriation or nationalization of assets with inadequate compensation;

•	currency fluctuations, particularly in the exchange rate between the Canadian dollar and U.S. dollar;

•	repatriation restrictions;

•	invalidation and unavailability of governmental orders, permits or agreements;

•	property ownership disputes;

•	renegotiation or nullification of existing concessions, licenses, permits and contracts;

•	criminal activity, corruption, demands for improper payments, expropriation, and uncertain legal enforcement and physical security;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations;

•	fuel or other commodity shortages;

•	illegal mining;

•	laws or policies of foreign countries and the United States affecting trade, investment and taxation;

•	civil disturbances, war and terrorist actions; and

•	seizures of assets.

Consequently, our exploration, development and production activities outside of the United States may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial condition or results of operations. Fluctuations in exchange rates may impact our earnings, the value of assets held abroad and our operating and capital costs in foreign jurisdictions.

We may be unable to successfully integrate the operations of the properties we acquire, including the Aurizon properties.

Integration of the operations of the properties we acquire with our existing business will be a complex, time-consuming and costly process. Failure to successfully integrate the acquired properties and operations in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flows. The difficulties of combining the acquired operations include, among other things:

•	operating a larger organization;

•	operating in multiple legal jurisdictions;

•	coordinating geographically and linguistically disparate organizations, systems and facilities;

•	adapting to additional regulatory and other legal requirements;

•	integrating corporate, technological and administrative functions; and

•	diverting management’s attention from other business concerns.

The process of integrating our operations could cause an interruption of, or a slowdown in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any business activities are interrupted as a result of the integration process, our business could suffer.

We may not realize all of the anticipated benefits from our acquisitions, including the acquisition of Aurizon.

We may not realize all of the anticipated benefits from the acquisition of Aurizon or any future acquisitions, such as increased earnings, cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher than expected acquisition and operating costs or other difficulties, unknown liabilities, inaccurate reserve estimates and fluctuations in market prices.

The Aurizon properties and any others we may acquire may not produce as expected, and we may be unable to determine reserve potential, identify liabilities associated with the acquired properties or obtain protection from sellers against such liabilities.

The properties we acquired in the acquisition of Aurizon or acquire in other acquisitions may not produce as expected, may be in an unexpected condition and we may be subject to increased costs and liabilities, including environmental liabilities. Although we review properties prior to acquisition in a manner consistent with industry practices, such reviews are not capable of identifying all potential adverse conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to fully assess their condition, any deficiencies, and development potential.

The acquisition of Aurizon exposes us to risks relating to ground stability at the Casa Berardi mine.

As a result of a history of ground instability and related incidents at the Casa Berardi mine prior to Aurizon’s ownership and operations, Aurizon implemented strict ground control measures in connection with mine openings and underground development. Since the mine was re-opened under Aurizon management ground control incidents have been minor for the most part. Nevertheless, ground instability is an inherent risk associated with the rock environment in the areas being mined that cannot be eliminated entirely. Consequently, the Casa Berardi mine operations remain subject to this risk. Instability occurrences including but not limited to crown pillar collapse or stope failure could result in loss of life or temporary or permanent cessation of operations, any of which could have a material adverse effect on our financial condition and results of operations.

The acquisition of Aurizon exposes us to additional political risks.

Our properties obtained through the acquisition of Aurizon are located in areas of Quebec, Canada which may be of particular interest or sensitivity to one or more interest groups, including aboriginal groups. We now have mineral projects in Quebec that may be in areas with a First Nations presence. It had been our practice to work closely with and to consult with First Nations in areas in which its projects are located or which could be impacted by its activities. However, there is no assurance that relationships with such groups will be positive. Accordingly, it is possible that Aurizon’s exploration or development activities on these properties could be interrupted or otherwise adversely affected in the future by political uncertainty, native land claims entitlements, expropriations of property, changes in applicable law, governmental policies and policies of relevant interest groups, including those of First Nations. Any changes in law or relations or shifts in political conditions may be beyond our control and may adversely affect our business and operations and if significant, may result in the impairment or loss of mineral concessions or other mineral rights, or may make it impossible to continue its mineral exploration and mining activities in the applicable area, any of which could have an adverse effect on our financial conditions and results of operations.

Legal, Regulatory and Market Risks

We are currently involved in ongoing legal disputes that may materially adversely affect us.

There are several ongoing legal disputes in which we are involved, and additional actions may be filed against us. We may be subject to future claims, including those relating to environmental damage, safety conditions at our mines, the two fatal accidents that occurred at the Lucky Friday mine in 2011, and other matters. The outcomes of these pending and potential claims are uncertain. We may not resolve these claims favorably. Depending on the outcome, these actions could have adverse financial effects or cause reputational harm to us. If any of these disputes result in a substantial monetary judgment against us, are settled on terms in excess of our current accruals, or otherwise impact our operations, our financial results or condition could be materially adversely affected. For a description of some of the lawsuits and other claims in which we are involved, see Note 7 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 4 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our most recent Quarterly Report on Form 10-Q.

We are required to obtain governmental permits and other approvals in order to conduct mining operations.

In the ordinary course of business, mining companies are required to seek governmental permits and other approvals for continuation or expansion of existing operations or for the commencement of new operations. For example, we estimate that our Greens Creek tailings impoundment area has sufficient capacity to meet our needs through the end of 2016. In order to increase the tailings capacity at the mine, certain permits are required. Obtaining the necessary governmental permits is a complex, time-consuming and costly process. The duration and success of our efforts to obtain permits are contingent upon many variables not within our control. Obtaining environmental permits, including the approval of reclamation plans, may increase costs and cause delays or halt the continuation of mining operations depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority. Interested parties may seek to prevent issuance of permits and intervene in the process or pursue extensive appeal rights. Past or ongoing violations of government mining laws could provide a basis to revoke existing permits or to deny the issuance of additional permits. In addition, evolving reclamation or environmental concerns may threaten our ability to renew existing permits or obtain new permits in connection with future development, expansions and operations. There can be no assurance that all necessary approvals and permits will be obtained and, if obtained, that the costs involved will not exceed those that we previously estimated. It is possible that the costs and delays associated with the compliance with such standards and regulations could become such that we would not proceed with the development or operation. We are often required to post surety bonds or cash collateral to secure our reclamation obligations and we may be unable to obtain the required surety bonds or may not have the resources to provide cash collateral.

We face substantial governmental regulation and environmental risk.

Our business is subject to extensive U.S. and foreign, federal, state and local laws and regulations governing development, production, labor standards, health and safety, the environment and other matters. For example, in 2013 both of our operating mines in the United States received several citations under the Mine Safety and Health Act, as administered by MSHA. In addition, in November 2012, the Lucky Friday mine received a potential pattern of violation (“PPOV”) notice from MSHA. In March 2013, the mine was removed from PPOV status without receiving a notice of pattern of violation (“NPOV”). Although a subsequent NPOV was not received, there can be no assurance that in the future we may not receive a NPOV. Further, we have been and are currently involved in lawsuits or disputes in which we have been accused of causing environmental damage, violating environmental laws, or violating environmental permits, and we may be subject to similar lawsuits or disputes in the future. See risk titled, “Our environmental obligations may exceed the provisions we have made.”

Exposure to these liabilities arises not only from our existing operations, but also from operations that have been closed, sold to third parties, or properties in which we had a leasehold, joint venture, or other interest. With a history dating back to 1891, our exposure to environmental claims may be greater because of the bankruptcy or dissolution of other mining companies which may have engaged in more significant activities at a mining site but which are no longer available for governmental agencies or other claimants to make claims against or obtain judgments from. Similarly, the federal government or private parties could seek to hold Hecla Limited or Hecla Mining Company liable for the actions of certain subsidiaries under “alter ego” or similar theories which seek to disregard the separateness of corporate entities within our consolidated corporate group.

We are required to reclaim properties and specific requirements vary among jurisdictions. In some cases, we may be required to provide financial assurances as security for reclamation costs, which may exceed our estimates for such costs. Our historical operations and the historical operations of entities and properties we have acquired have occasionally been alleged to generate environmental contamination. We could also be held liable for worker exposure to hazardous substances. There can be no assurance that we will at all times be in compliance with all environmental, health and safety regulations or that steps to achieve compliance would not materially adversely affect our business.

In addition to existing regulatory requirements, legislation and regulations may be adopted or permit limits reduced at any time that result in additional exposure to liability, operating expense, capital expenditures or restrictions and delays in the mining, production or development of our properties. Mining accidents and fatalities, whether or not at our mines or related to metals mining, may increase the likelihood of additional regulation or changes in law. In addition, enforcement or regulatory tools and methods available to governmental regulators such as the U.S. Environmental Protection Agency which have not been or have seldomly been used against us, could be used against us. Federal or state environmental or mine safety regulatory agencies may order certain of our mines to be temporarily or permanently closed, which may have a material adverse effect on our cash flows, results of operations, or financial condition.

Legislative and regulatory measures to address climate change and green house gas emissions are in various phases of consideration. If adopted, such measures could increase our cost of environmental compliance and also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals with regard to existing and new facilities. Proposed measures could also result in increased cost of fuel and other consumables used at our operations, including the diesel generation of electricity at our Greens Creek operation if we are unable to regularly access utility power. Climate change legislation may also affect our smelter customers who burn fossil fuels, resulting in increased costs to us, and may affect the market for the metals we produce with effects on prices that are not possible for us to predict.

From time to time, the U.S. Congress considers proposed amendments to the General Mining Law of 1872, as amended (the “General Mining Law”), which governs mining claims and related activities on federal lands. The extent of any future changes is not known and the potential impact on us as a result of U.S. Congressional action is difficult to predict. Changes to the General Mining Law, if adopted, could adversely affect our ability to economically develop mineral reserves on federal lands. Although we are not currently mining on federal land, we do explore and future mining could occur on federal land.

The Clean Water Act requires permits for operations that discharge into waters of the United States. Such permitting has been a frequent subject of litigation by environmental advocacy groups, which has resulted, and may in the future result, in declines in such permits or extensive delays in receiving them. This may result in delays in, or in some instances preclude, the commencement or continuation of development or production operations. Adverse outcomes in lawsuits challenging permits or failure to comply with applicable regulations could result in the suspension, denial, or revocation of required permits, which could have a material adverse impact on our cash flows, results of operations, or financial condition.

Our environmental obligations may exceed the provisions we have made.

We are subject to significant environmental obligations, particularly in northern Idaho through our subsidiary Hecla Limited. At September 30, 2014, we had accrued $59.0 million as a provision for environmental obligations. For information on our potential environmental liabilities, see Note 4 and Note 7 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 4 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our most recent Quarterly Report on Form 10-Q.

We face transportation risks relating to our products, as well as employees and materials at Greens Creek.

Certain of the products we ship to our customers are subject to regulatory requirements regarding packaging, handling and shipping of products that may be considered dangerous to human health or the environment. Although we believe we are currently in compliance with all material regulations applicable to packaging, handling and shipping our products, the chemical properties of our products or existing regulations could change and cause us to fall out of compliance, or force us to incur substantial additional expenditures to maintain compliance with applicable regulations. Further, we do not ship our own products but instead rely on third party carriers to ship our products to our customers. To the extent that any of our carriers are unable or unwilling to ship our products in accordance with applicable regulations, including because of difficulty in obtaining, or increased cost of, insurance, we could be forced to find alternative shipping arrangements, assuming such alternatives would be available. Any such changes to our current shipping arrangements could have a material adverse impact on our operations and financial results.

In addition, Greens Creek operates on an island and is wholly dependent on various forms of marine transportation for the transportation of employees and materials to the mine and for the export of its product from the mine. Any disruption to these forms of marine transportation would adversely impact mine operations, and possible effects could include a suspension of operations.

The titles to some of our properties may be defective or challenged.

Unpatented mining claims constitute a significant portion of our undeveloped property holdings, the validity of which could be uncertain and may be contested. Although we have conducted title reviews of our property holdings, title review does not necessarily preclude third parties from challenging our title. In accordance with mining industry practice, we do not generally obtain title opinions until we decide to develop a property. Therefore, while we have attempted to acquire satisfactory title to our undeveloped properties, some titles may be defective.

The price of our stock has a history of volatility and could decline in the future.

Shares of our common and outstanding preferred stock are listed on the New York Stock Exchange. The market price for our stock has been volatile, often based on:

•	changes in metals prices, particularly silver and gold;

•	our results of operations and financial condition as reflected in our public news releases or periodic filings with the SEC;

•	fluctuating proven and probable reserves;

•	factors unrelated to our financial performance or future prospects, such as global economic developments, market perceptions of the attractiveness of particular industries, or the reliability of metals markets;

•	political and regulatory risk;

•	the success of our exploration, pre-development, and capital programs;

•	ability to meet production estimates;

•	environmental, safety and legal risk;

•	the extent and nature of analytical coverage concerning our business; and

•	the trading volume and general market interest in our securities.

The market price of our stock at any given point in time may not accurately reflect our value, and may prevent stockholders from realizing a profit on their investment.

Our Series B Preferred Stock has a liquidation preference of $50 per share or $7.9 million.

If we were liquidated, holders of our preferred stock would be entitled to receive approximately $7.9 million (plus any accrued and unpaid dividends) from any liquidation proceeds before holders of our common stock would be entitled to receive any proceeds, but after holders of the all notes issued under the indenture governing our outstanding debt securities received any proceeds.

We may not be able to pay common or preferred stock dividends in the future.

Between July 2005 and the third quarter of 2008 we paid regular quarterly dividends on our Series B Preferred Stock. Prior to then, except for the fourth quarter of 2004, we had not declared dividends on Series B Preferred Stock since the second quarter of 2000. We similarly deferred Series B Preferred Stock dividends for the fourth quarter of 2008 through the third quarter of 2009. In January 2010 we paid all dividends in arrears. Since then we have paid all regular quarterly dividends on the Series B Preferred Stock. The annual dividend payable on the Series B Preferred Stock is currently $0.6 million. However, there can be no assurance that we will continue to pay preferred stock dividends in the future.

Our Board of Directors adopted a common stock dividend policy that has two components: (1) a dividend that links the amount of dividends on our common stock to our average quarterly realized silver price in the preceding quarter, and (2) a minimum annual dividend of $0.01 per share of common stock, in each case payable quarterly, when declared. See Note 9 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K and Note 8 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for more information on potential dividend amounts under the first component of the policy at various silver prices.

From the fourth quarter of 2011 through and including the third quarter of 2014, our Board of Directors has declared a common stock dividend under the policy described above (although in some cases only a minimum dividend was declared and none relating to the average realized price of silver due to the prices not meeting the policy threshold). The declaration and payment of common stock dividends, whether pursuant to the policy or in addition thereto, is at the sole discretion of our Board of Directors, and there can be no assurance that we will continue to declare and pay common stock dividends in the future. In addition, the indenture governing our outstanding debt securities will limit our ability to pay dividends in the future.

Our existing stockholders are effectively subordinated to the holders of our debt.

In the event of our liquidation or dissolution, stockholders’ entitlement to share ratably in any distribution of our assets would be subordinated to the holders of the indebtedness outstanding under our senior notes. Any rights that a stockholder may have in the event of bankruptcy, liquidation or a reorganization of us or any of our subsidiaries, and any consequent rights of stockholders to realize on the proceeds from the sale of any of our or our subsidiaries’ assets, will be effectively subordinated to the claims of the holders of such indebtedness.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue securities in the future in connection with acquisitions, strategic transactions or for other purposes. To the extent we issue any additional equity securities (or securities convertible into equity), the ownership of our existing stockholders would be diluted and our earnings per share could be reduced. As of December 31, 2013, there were outstanding warrants to purchase 22,307,623 shares of our common stock, all of which have since been exercised. See Note 9 of Notes to Consolidated Financial Statements of Hecla Mining Company and Subsidiaries in our most recent Annual Report on Form 10-K.

The issuance of additional shares of our preferred or common stock in the future could adversely affect holders of common stock.

The market price of our common stock may be influenced by any preferred or common stock we may issue. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of our stockholders. This includes the power to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over common stock with respect to dividends or upon the liquidation, dissolution or winding up of the business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

If a large number of shares of our common stock are sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our common stock or other equity will have on the market price of our common stock. Any shares that we may issue may not have any resale restrictions, and therefore could be immediately sold by the holders. The market price of our common stock could decline if certain large holders of our common stock, or recipients of our common stock, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair our ability to raise capital through the sale of additional common stock in the capital markets.

The provisions in our certificate of incorporation, our by-laws and Delaware law could delay or deter tender offers or takeover attempts.

Certain provisions in our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction could be beneficial to stockholders. These impediments include:

•	the classification of our board of directors into three classes serving staggered three-year terms, which makes it more difficult to quickly replace board members;

•	the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

•	a provision that special meetings of our board of directors may be called only by our chief executive officer or a majority of our board of directors;

•	a provision that special meetings of stockholders may only be called pursuant to a resolution approved by a majority of our board of directors;

•	a prohibition against action by written consent of our stockholders;

•	a provision that our board members may only be removed for cause and by an affirmative vote of at least 80% of the outstanding voting stock;

•	a provision that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders;

•	a prohibition against certain business combinations with an acquirer of 15% or more of our common stock for three years after such acquisition unless the stock acquisition or the business combination is approved by our board prior to the acquisition of the 15% interest, or after such acquisition our board and the holders of two-thirds of the other common stock approve the business combination; and

•	a prohibition against our entering into certain business combinations with interested stockholders without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock.

If we cannot meet the New York Stock Exchange continued listing requirements, the NYSE may delist our common stock.

Our common stock is currently listed on the NYSE. In the future, if we are not be able to meet the continued listing requirements of the NYSE, which require, among other things, that the average closing price of our common stock be above $1.00 over 30 consecutive trading days, our common stock may be delisted. Our closing stock price on January 14, 2015, was $2.84.

If we are unable to satisfy the NYSE criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage for the Company; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from the NYSE might negatively impact our reputation and, as a consequence, our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. Accordingly, the sale of the shares by the selling shareholders will not result in any change in our capitalization. We are filing this registration statement to register for resale up to 1,764,086 shares of Common Stock so as to allow (i) the Hecla Mining Company Retirement Plan Trust (“Retirement Trust”), which is the funding vehicle for the Hecla Mining Company Retirement Plan (“Retirement Plan”), and (ii) the Lucky Friday Pension Plan Trust (“LF Trust” and, together with the Retirement Trust, the “Trusts” or “selling shareholders”), which is the funding vehicle for the Lucky Friday Pension Plan (“LF Plan”), to resell, from time to time, the shares contributed to the Trusts.

SELLING SHAREHOLDERS

We have prepared this prospectus to facilitate the sale by the selling shareholders, from time to time, in the aggregate, of up to 1,764,086 shares of Common Stock, which they acquired pursuant to Contribution Agreements between the Company, the selling shareholders and U.S. Bank National Association, as trustee of the selling shareholders. In connection with the Contribution Agreements, we entered into a Registration Rights Agreement with the selling shareholders, pursuant to which we agreed to use our reasonable commercial efforts to cause the registration statement to be declared effective and to maintain its effectiveness until the earliest of (i) the date on which all of the shares covered by this prospectus are sold, and (ii) the fifth anniversary of the date of the Contribution Agreements. This prospectus is part of the registration statement filed in satisfaction of our obligations.

The Contribution Agreements and the Registration Rights Agreement are included as exhibits to the registration statement of which this prospectus is a part, and the descriptions of such agreements contained in this prospectus are qualified by reference to those exhibits.

The registration of the resale of these shares does not necessarily mean that the selling shareholders will sell all or any of the shares registered by the registration statement of which this prospectus forms a part. The selling shareholders may offer and sell all or any portion of the shares covered by this prospectus and any applicable prospectus supplement from time to time but are under no obligation to offer or sell any such shares. Because the selling shareholders may sell, transfer or otherwise dispose of all, some or none of the shares covered by this prospectus, we cannot determine the number of shares that will be sold, transferred or otherwise disposed of by the selling shareholders or the amount or percentage of shares that will be held by the selling shareholders upon termination of any particular offering.

The selling shareholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling shareholders may be deemed to be underwriting commissions.

The Company’s Retirement Committee and Pension Committee, to which the Company’s Board of Directors has delegated responsibility for the investment of the assets of the Retirement Trust and LF Trust, respectively, have each appointed Greatbanc Trust Company (“Investment Manager”) to serve as an investment manager and independent fiduciary to the Trusts with respect to the assets of the Trusts consisting of common stock of the Company (“Company Common Stock Accounts”). The trustee and custodian of the assets of the Trusts is U.S. Bank National Association (“Trustee”). The Investment Manager will exercise its independent discretionary judgment in connection with retention, acquisition and disposition of Company stock held in the Company Common Stock Accounts in accordance with the requirements of part 4 of Title I of ERISA.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the shares by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974 (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares by an ERISA Plan with respect to which the issuer or the selling shareholders are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, the shares should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Under ERISA Section 408(e) there is a statutory exception from the prohibited transaction rules for contributions of “qualifying employer securities.” A qualifying employer security includes stock of the plan sponsor, provided that immediately following the acquisition of the stock (i) the plan does not hold more than 25 percent of the issued and outstanding shares of the plan sponsor and (ii) at least 50 percent of the issued and outstanding shares of such stock is held by parties that are independent of the plan sponsor. In addition, the following requirements must be met: (i) the plan’s acquisition of the employer securities must be for adequate consideration, (ii) no commissions may be charged with respect to the acquisition, and (iii) immediately after the acquisition of employer securities, the fair market value of all employer securities held by the plan cannot exceed 10 percent of the fair market value of all plan assets.

Representation

Accordingly, by acceptance of a share, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the shares constitutes assets of any Plan or (ii) the purchase of the shares or the holding of the shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the shares (and holding the shares) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the shares.

Purchasers of the shares have the exclusive responsibility for ensuring that their purchase and holding of the shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or Similar Laws.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 500,000,000 shares of common stock, $0.25 par value per share, of which 369,755,171 shares of common stock were outstanding as of January 12, 2015. All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HL.”

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to: (i) one vote on all matters presented to the stockholders, with no cumulative voting rights; (ii) receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) in the event of our liquidation or dissolution, share ratably in any distribution of our assets.

Holders of shares of common stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding shares of common stock are fully paid and nonassessable.

In September 2011 and February 2012, our Board of Directors adopted a common stock dividend policy that has two components: (1) a dividend that links the amount of dividends on our common stock to our average quarterly realized silver price in the preceding quarter, and (2) a minimum annual dividend of $0.01 per share of common stock, in each case payable quarterly, when declared. The following table summarizes the common stock dividends declared by our Board of Directors under the policy described above:

	(A)	(B)	(C)	(A+B+C)
Declaration date	Silver- price-linked component per share	Annual component per share	Special dividend per share	Total dividend per share	Total dividend amount (in millions)	Month of payment
November 8, 2011	$0.02	$0	$—	$0.02	$5.6	December 2011
February 17, 2012	$0.01	$0.0025	$—	$0.0125	$3.6	March 2012
May 8, 2012	$0.02	$0.0025	$—	$0.0225	$6.4	June 2012
August 7, 2012	$—	$0.0025	$—	$0.0025	$0.7	September 2012
November 2, 2012	$0.02	$0.0025	$—	$0.0225	$6.4	December 2012
February 25, 2013	$—	$0.0025	$0.01	$0.0125	$3.6	March 2013
May 10, 2013	$—	$0.0025	$—	$0.0025	$0.7	June 2013
August 8, 2013	$—	$0.0025	$—	$0.0025	$0.9	August 2013
November 5, 2013	$—	$0.0025	$—	$0.0025	$0.9	December 2013
February 21, 2014	$—	$0.0025	$—	$0.0025	$0.9	March 2014
May 5, 2014	$—	$0.0025	$—	$0.0025	$0.9	June 2014
July 31, 2014	$—	$0.0025	$—	$0.0025	$0.9	September 2014
November 5, 2014	$—	$0.0025	$—	$0.0025	$0.9	December 2014

Because the average realized silver price for each quarter of 2014 and 2013 and the second and fourth quarters of 2012 was below the minimum threshold of $30 according to the policy, no silver-price-linked component was declared or paid. However, on February 25, 2013, our Board of Directors declared a special common stock dividend of $0.01 per share, in addition to the minimum dividend of $0.0025 per share, for an aggregate dividend of $3.6 million. Prior to 2011, no dividends had been declared on our common stock since 1990. We cannot pay dividends on our common stock if we fail to pay dividends on our Series B preferred stock. The declaration and payment of common stock dividends, whether pursuant to the policy or in addition thereto, is at the sole discretion of our Board of Directors, and there can be no assurance that we will continue to declare and pay common stock dividends in the future.

Preferred Stock

Our Charter authorizes us to issue 5,000,000 shares of preferred stock, par value $0.25 per share. The preferred stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our Board of Directors. The Board may fix the number of shares constituting each series and increase or decrease the number of shares of any series. As of January 12, 2015, 157,816 shares were outstanding, all of which were shares of Series B preferred stock. All of the shares of our Series B preferred stock are listed on the New York Stock Exchange under the symbol “HL PB.”

Ranking

The Series B preferred stock ranks senior to our common stock and any shares of Series A Junior Participating Preferred shares (none of which have ever been issued) with respect to payment of dividends, and amounts upon liquidation, dissolution or winding up.

While any shares of Series B preferred stock are outstanding, we may not authorize the creation or issue of any class or series of stock that ranks senior to the Series B preferred stock as to dividends or upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Series B preferred stock and any other series of preferred stock ranking on a parity with respect to the Series B preferred stock as to dividends and upon liquidation, dissolution or winding up, voting as a single class without regard to series. However, we may create additional classes of parity stock or junior stock, increase the authorized number of shares of parity stock or junior stock or issue series of parity or junior stock without such consent. See “Voting Rights.”

Dividends

Series B preferred stockholders are entitled to receive, when, as and if declared by the Board of Directors out of our assets legally available therefor, cumulative cash dividends at the rate per annum of $3.50 per share of Series B preferred stock. Dividends on the Series B preferred stock are payable quarterly in arrears on October 1, January 1, April 1 and July 1 of each year (and, in the case of any undeclared and unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Dividends are cumulative from the date of the original issuance of the Series B preferred stock, whether or not in any dividend period or periods we have assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series B preferred stock do not bear interest. We declared and paid our regular quarterly dividend of $0.875 per share on the outstanding Preferred B shares through the fourth quarter of 2014.

Redemption

The Series B preferred stock is redeemable at our option, in whole or in part, at $50 per share, plus, in each case, all dividends undeclared and unpaid on the Series B preferred stock up to the date fixed for redemption, upon giving notice as provided below.

Liquidation Preference

The Series B preferred stockholders are entitled to receive, in the event that we are liquidated, dissolved or wound up, whether voluntary or involuntary, $50 per share of Series B preferred stock plus an amount per share equal to all dividends undeclared and unpaid thereon to the date of final distribution to such holders (the “Liquidation Preference”), and no more. Until the Series B preferred stockholders have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon our liquidation, dissolution or winding up. The term “Junior Stock” means our common stock and any other class of our capital stock issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution and winding up to the Series B preferred stock. As of December 31, 2014, our Series B preferred stock had a liquidation preference of $7.9 million.

Voting Rights

Except in certain circumstances and as otherwise from time to time required by applicable law, the Series B preferred stockholders have no voting rights and their consent is not required for taking any corporate action. When and if the Series B preferred stockholders are entitled to vote, each holder will be entitled to one vote per share.

Conversion

Each share of Series B preferred stock is convertible, in whole or in part at the option of the holders thereof, into shares of common stock at a conversion price of $15.55 per share of common stock (equivalent to a conversion rate of 3.2154 shares of common stock for each share of Series B preferred stock). The right to convert shares of Series B preferred stock called for redemption will terminate at the close of business on the day preceding a redemption date (unless we default in payment of the redemption price).

Provisions with Possible Anti-Takeover Effects

The provisions in our certificate of incorporation, as amended, our by-laws, as amended, and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to stockholders. These impediments include:

•	the classification of our board of directors into three classes serving staggered three-year terms, which makes it more difficult to quickly replace board members;

•	the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

•	a provision that special meetings of our board of directors may be called only by our chief executive officer or a majority of our board of directors;

•	a provision that special meetings of stockholders may only be called pursuant to a resolution approved by a majority of our entire board of directors;

•	a prohibition against action by written consent of our stockholders;

•	a provision that our board members may only be removed for cause and by an affirmative vote of at least 80% of the outstanding voting stock;

•	a provision that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders;

•	a prohibition against certain business combinations with an acquirer of 15% or more of our common stock for three years after such acquisition unless the stock acquisition or the business combination is approved by our board prior to the acquisition of the 15% interest, or after such acquisition our board and the holders of two-thirds of the other common stock approve the business combination; and

•	a prohibition against our entering into certain business combinations with interested stockholders without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock.

PLAN OF DISTRIBUTION

We have registered the shares of common stock to allow the selling shareholders to sell all or a portion of the shares to the public from time to time after the date of this prospectus. Upon instructions from the Trustee, the selling shareholders may sell the shares directly or in negotiated transactions through underwriters, broker-dealers or agents.

The shares may be sold pursuant to the methods described below from time to time by or for the account of the selling shareholders on the New York Stock Exchange, or any other national securities exchange or automated interdealer quotation system on which our common stock is then listed, or otherwise in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	prices determined on a negotiated or competitive bid basis.

These sales may be effected in any manner permitted by law, including by any one or more of the following methods:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	privately negotiated transactions.

The Securities and Exchange Commission (the “SEC”) may deem the selling shareholders and any broker-dealers or agents who participate in the distribution of the shares to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). As a result, the SEC may deem any profits made by the selling shareholders as a result of selling the shares and any discounts, commissions or concessions received by any broker-dealers or agents to be underwriting discounts and commissions under the Securities Act. To our knowledge, there are currently no plans, agreements, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the shares.

To comply with the securities laws of some states, if applicable, the selling shareholders may only sell shares in these jurisdictions through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be sold unless they have been registered or qualified for sale in these jurisdictions, or an exemption from registration or qualification is available and complied with. The selling shareholders and any other persons participating in the sales of the shares pursuant to this prospectus may be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) and the rules and regulations under the Exchange Act. Each selling shareholder may also sell shares in reliance upon Rule 144 of the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144, rather than under this prospectus.

With respect to a particular offering of the shares, to the extent required by law, we will file an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the following information:

•	the amount of shares being offered and sold;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters employed by the selling shareholders in connection with such sale; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling shareholders.

If the selling shareholders sells the shares through underwriters, broker-dealers or agents, we will not be responsible for underwriting discounts, and concessions or commissions (which commissions will not exceed those customary in the types of transactions involved) or agents’ commissions. Pursuant to the Registration Rights Agreement, we have agreed to pay all of the expenses incidental to the registration, offering and sale of the shares to the public.

Each selling shareholder may pledge or grant a security interest in some or all of the shares owned by it, and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus. Each selling shareholder also may transfer and donate shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling shareholder for purposes of this prospectus.

We entered into a registration rights agreement for the benefit of the selling shareholders to register the shares under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for indemnification of the selling shareholders against specific liabilities in connection with the offer and sale of the shares, including liabilities under the Securities Act.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to cause the shelf registration statement to be continuously effective until the earlier of the date when all securities covered by the shelf registration statement have been sold and the fifth anniversary of the Contribution Agreements.

Our obligation to keep the registration statement to which this prospectus relates available for use is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the shares pursuant to this registration statement to which this prospectus relates. We may suspend the use of this prospectus for a period not to exceed 30 days and not to exceed an aggregate of 60 days in any twelve-month period.

We will not receive any portion of the proceeds of the sale of the shares offered by this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “HL.”

LEGAL MATTERS

Certain legal matters with respect to the legality of the shares offered hereby and the guarantees thereof will be passed upon by David C. Sienko, General Counsel of the Company.

EXPERTS

The financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Aurizon Mines Ltd. as of December 31, 2012 and 2011 and for each of the years then ended, and the audited historical financial statements of Aurizon Mines Ltd. as of December 31, 2011, December 31, 2010 and January 1, 2010 and for each of the years ended December 31, 2011 and December 31, 2010, included in Hecla Mining Company’s Current Report on Form 8-K/A filed July 25, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Unless explicitly listed under the heading “Documents Incorporated by Reference” herein, the information on the SEC’s website is not incorporated by reference into this prospectus. We have agreed that, for such period as the selling shareholders hold any shares received pursuant to the Contribution Agreements, we will use our commercially reasonable efforts to file all reports required to be filed by us under the Securities Act, the Exchange Act and the rules and regulations thereunder and shall use our commercially reasonable efforts to take such further action to the extent required to enable the selling shareholders to sell the shares pursuant to Rule 144. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815

1-208-769-4100

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses, all of which are to be borne by us, in connection with the registration, issuance, and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission filing fee	$583
Printing fees and expenses	5,000	*
Accounting fees and expenses	35,000	*
Legal fees and expenses	50,000	*
Trustee fees and expenses	10,000	*
Miscellaneous	9,417	*

Total	$110,000	*

*	Estimated

Item 15. Indemnification of Directors and Officers

Delaware General Corporate Law

The Registrant is organized as a corporation under Delaware law and is subject to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The following description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation of the Registrant, the bylaws of the Registrant and the DGCL.

Pursuant to the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of an action by or in the right of such corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a present or former director or officer is successful in the defense of such an action, suit or proceeding (or of any claim, issue or matter therein), the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses (including attorneys’ fees) incurred thereby.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid (on terms and conditions satisfactory to the corporation) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification and advancement of expenses described above shall not be deemed exclusive of other indemnification or advancement of expenses that may be granted by a corporation pursuant to its by-laws, a disinterested director vote, a stockholder vote, an agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability as described above.

Accordingly, the bylaws of the Registrant, to the fullest extent permitted by applicable law, indemnify and hold harmless each person (each, a “Covered Person”) who is or was a director, officer or employee of the Registrant or, while a director, officer or employee of the Registrant, is or was serving at the request of the Registrant as a director, officer or employee or agent of another corporation, or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans. However, the Registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the bylaws or otherwise by the Registrant. The Registrant may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Registrant’s certificate of incorporation.

The bylaws of the Registrant also provide that the Registrant shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such Covered Person to repay all amounts advanced if it should be ultimately determined that such Covered Person is not entitled to be indemnified.

The bylaws of the Registrant also provide that the Registrant’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Furthermore, pursuant to the certificate of incorporation of the Registrant, as permitted under the DGCL, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of such person’s fiduciary duty as a director, except for liability (1) for any breach of such person’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which he or she derived an improper personal benefit.

The DGCL permits, and the Registrant has, liability insurance for the benefit of its directors and officers.

Item 16. Exhibits and Financial Statement Schedules

The exhibits to this registration statement are listed on the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of each registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF ISSUER

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho on January 14, 2015.

HECLA MINING COMPANY

By	/s/ Phillips S. Baker
Name:	Phillips S. Baker
Title:	Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Sienko and James A. Sabala, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of January, 2015.

Signature	Title

/s/ Phillips S. Baker Phillips S. Baker	Chief Executive Officer, President and Director (principal executive officer)

/s/ James A. Sabala James A. Sabala	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ John H. Bowles John H. Bowles	Director

/s/ Ted Crumley Ted Crumley	Director

/s/ George R. Nethercutt, Jr. George R. Nethercutt, Jr.	Director

/s/ Terry V. Rogers Terry V. Rogers	Director

/s/ Charles B. Stanley Charles B. Stanley	Director

/s/ Anthony P. Taylor Anthony P. Taylor	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.3*	Registration Rights Agreement, dated as of January 14, 2015, among Hecla Mining Company, as Issuer, Hecla Mining Company Retirement Plan Trust, which is the funding vehicle for the Hecla Mining Company Retirement Plan, a tax-qualified employee benefit pension plan sponsored by Hecla Mining Company, and the Lucky Friday Pension Plan Trust, which is the funding vehicle for the Lucky Friday Pension Plan.

5.1*	Opinion of David C. Sienko

23.1*	Consent of BDO USA, LLP

23.2*	Consent of AMEC E&C Services, Inc.

23.3*	Consent of Roscoe Postle Associates Inc.

23.4*	Consent of David C. Sienko (included in Exhibit 5.1)

23.5*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney (included on signature page)

99.1*	Contribution Agreement, dated as of January 14, 2015, among Hecla Mining Company, as sponsor of the Retirement Plan, the Retirement Committee, as the named fiduciary of the Retirement Plan, and U.S. Bank National Association, as trustee of the Retirement Plan Trust.

99.2*	Contribution Agreement, dated as of January 14, 2015, among Hecla Mining Company, Hecla Limited, as sponsor of the Lucky Friday Pension Plan, the Pension Committee, as the named fiduciary of the Lucky Friday Pension Plan, and U.S. Bank National Association, as trustee of the Lucky Friday Pension Plan Trust.

*	Filed herewith.